SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 1, 2002

SED INTERNATIONAL HOLDINGS, INC.

(Exact name of Registrant as specified in charter)
Georgia (State of other jurisdiction of incorporation	0-16345 (Commission File Number)	22-2715444 (I.R.S. Employer Identification No.)

4916 North Royal Atlanta Drive

Tucker, Georgia 30085

(Address of principal executive offices including zip code)

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Registrant's telephone number, including area code: (770-491-8962)

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NOT APPLICABLE

(Former name, former address and former fiscal year if changed since last report)

Item 5. Other Events.

On Friday, April 26, 2002, SED International Holdings, Inc. (the "Company"), conducted a special meeting of its shareholders to consider and vote on a plan of recapitalization to amend the Company's Articles of Incorporation in order to effect a reverse stock split pursuant to which two shares of the Company's outstanding common stock ("Old Shares") will be exchanged for one new share of common stock ("New Shares"). The shareholders of the Company approved the reverse stock split as recommended to them by the Board of Directors. The reverse stock split will be effective April 30, 2002 (the "Effective Date"), and at the open of business on the Effective Date, the shares will begin trading on a post-reverse split basis. The Company's Nasdaq symbol SECX will have a D appended to it for 30 days following the Effective Date.

Holders of the common stock will be notified by the Company's transfer agent to surrender their certificates for Old Shares to the transfer agent who will then exchange them for certificates for New Shares. On the Effective Date each certificate representing Old Shares will be deemed for all corporate purposes as evidence of ownership of New Shares, after applying the split and otherwise making adjustment for fractional shares. Until surrendered to the transfer agent, certificates for Old Shares retained by shareholders will be deemed for all purposes including voting and payment of dividends, if any, to represent the number of New Shares to which the shareholders are entitled as a result of the reverse split. No service charge will be paid by existing shareholders for exchange of the share certificates, and the Company will pay all expenses for the exchange and issuance of new certificates.

SED also announced that its Secretary and Treasurer, Larry Ayers, resigned effective March 27, 2002. On the same date, the Company promoted Michael Levine to replace Mr. Ayers, and Michael Levine shall hold the titles of Vice President-Finance, Treasurer, Secretary, and Chief Financial Officer. Mr. Levine's biographical information is as follows:

Michael Levine. Mr. Levine is thirty-nine (39) years old, and he joined the Company in January of 2002. Prior to joining the Company Mr. Levine was Regional Sales Manager of Sabrix, Inc. an international software and consulting firm from 2001 to 2002. Mr. Levine was Account Manager of i2 Technologies, an international software and consulting firm From 2000 to 2001. Mr. Levine was Managing Principal of Oracle Corporation, an international software and consulting firm from 1998 to 2000. Mr. Levine was National Account Manager of Acsys, Inc., a national career placement and staffing firm from 1997 to 1998. Prior to that, Mr. Levine was the Chief Financial Officer of World Auto Inc., a regional automobile dealership. Mr. Levine received a BBA degree in Accounting from Emory University in 1984.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 1, 2002 SED INTERNATIONAL HOLDINGS, INC.

By: /s/ Michael Levine, Vice President-Finance, Chief Financial Officer and, Secretary, Treasurer